                                  SCHEDULE 14A
                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement                [ ] Confidential, For Use of the
                                                   Commission Only (as permitted
                                                   by Rule 14a-6(e)(2))

[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                  ORGANIC, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
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Payment of Filing Fee (Check the appropriate box):

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             [ ] Fee computed on table below per Exchange Act Rules
                 14a-6(i)(1) and 0-11.

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                                       N/A
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computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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             [ ] Fee paid previously with preliminary materials:


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             [ ] Check box if any part of the fee is offset as provided by
Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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

[Organic logo]

Organic, Inc.
510 Third Street
San Francisco, California 94107

                                                               November 15, 2001

To the Stockholders of Organic, Inc.:

     You are cordially invited to attend an annual meeting of the stockholders of Organic, Inc. (the "Company") that will be held on December 14, 2001, at 10:00 a.m. (local time) at our principal executive offices located at 601 Townsend Street, San Francisco, California 94103.

     At the annual meeting, you will be asked to take action with respect to the following:

          1. Elect two Class I directors to the board of directors of the Company, to serve for a term of three years or until their successors are duly elected and qualified;

          2. Ratify the appointment of PricewaterhouseCoopers LLP, as our independent auditors for the fiscal year ending December 31, 2001; and

          3. Transact such other business as may properly come before the annual meeting or any adjournments or postponements thereof.

     The board of directors has fixed the close of business on October 31, 2001 as the record date for determining the stockholders entitled to notice of and to vote at the annual meeting and any adjournment or postponement thereof.

     You do not need to attend the annual meeting. Whether or not you attend, after reading the proxy statement, please mark, date, sign and return the enclosed proxy card in the accompanying reply envelope. If you decide to attend the annual meeting, please notify the inspector of elections at the meeting if you wish to vote in person and your proxy will not be voted.

                                          Sincerely yours,

                                          Mark Kingdon
                                          Chief Executive Officer

                                 ORGANIC, INC.

                             ---------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON DECEMBER 14, 2001

To the Stockholders of Organic, Inc.:

     NOTICE IS HEREBY GIVEN that the annual meeting of the stockholders of Organic, Inc., a Delaware corporation (the "Company"), will be held on December 14, 2001, at 10:00 a.m. (local time) at our principal executive offices located at 601 Townsend Street, San Francisco, California 94103, for the following purposes, as more fully described in the proxy statement accompanying this notice:

          1. To elect two Class I directors to the board of directors of the Company, to serve for a term of three years or until their successors are duly elected and qualified;

          2. To ratify the appointment of PricewaterhouseCoopers LLP, as our independent auditors for the fiscal year ending December 31, 2001; and

          3. To transact such other business as may properly come before the annual meeting or any adjournments or postponements thereof.

     Only stockholders of record at the close of business on October 31, 2001, are entitled to notice of and to vote at the annual meeting and any adjournments or postponements thereof. The stock transfer books of the Company will remain open between the record date and the date of the meeting. A list of stockholders entitled to vote at the annual meeting will be available for inspection at our principal executive offices.

     All stockholders are cordially invited to attend the annual meeting in person. Whether or not you plan to attend, please read the accompanying proxy statement carefully and in its entirety, and then complete, sign and return the enclosed proxy card as promptly as possible in the envelope enclosed for your convenience. Should you receive more than one proxy card because your shares are registered in different names and addresses, each proxy card should be completed, signed and returned to ensure that all your shares will be voted. If you submit your proxy and then decide to attend the annual meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the attached proxy statement.

                                          Sincerely,

                                          Mark Kingdon
                                          Chief Executive Officer

San Francisco, California
November 15, 2001

                               TABLE OF CONTENTS

                                                               PAGE
                                                               ----
PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE
  HELD ON DECEMBER 14, 2001.................................     1
  General...................................................     1
  Purpose of the Annual Meeting.............................     1
  Record Date...............................................     1
  Revocability of Proxies...................................     1
  Voting Rights of Stockholders.............................     1
  Required Vote for Approval................................     2
  Quorum, Abstentions, Broker "Non-Votes'...................     2
  Potential Change of Control and Recent Developments.......     2
  Cost of Solicitation......................................     3
  Deadline for Receipt of Stockholder Proposals.............     4
MATTERS TO BE CONSIDERED AT ANNUAL MEETING
PROPOSAL ONE: ELECTION OF DIRECTORS.........................     4
  General...................................................     4
  Classified Board..........................................     4
  Class I Directors.........................................     4
  Information About Class I Director Nominees...............     5
  Vote Required.............................................     5
  Recommendation of the Board Of Directors..................     5
  Directors and Executive Officers..........................     6
  Meetings and Committees of the Board of Directors.........     6
  Director Compensation.....................................     6
  Executive Compensation and Other Information..............     9
  Stock Options and Stock Appreciation Rights...............    10
  Aggregated Option/ Stock Appreciation Rights Exercises and
     Fiscal Year-End Option Values..........................    10
  Employment Agreements and Termination of Employment.......    11
  Term of Office of Executive Officers and Family
     Relationships..........................................    13
  Compensation Committee Interlocks and Insider
     Participation..........................................    13
  Certain Relationships and Transactions....................    13
  Legal Proceedings.........................................    16
  Security Ownership of Certain Beneficial Owners and
     Management.............................................    17
  Compliance with Section 16(a) of the Securities Exchange
     Act....................................................    18
  Report of the Compensation Committee......................    18
  Report of the Audit Committee.............................    20
  Stock Performance Graph...................................    22
PROPOSAL TWO: RATIFICATION OF INDEPENDENT AUDITORS..........    22
  Vote Required.............................................    23
  Presence at the Meeting...................................    23
  Recommendation of the Board of Directors..................    23
FINANCIAL AND OTHER INFORMATION.............................    23
OTHER MATTERS...............................................    23
ANNEX A: CHARTER OF THE AUDIT COMMITTEE.....................   A-1

                                PROXY STATEMENT
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON DECEMBER 14, 2001

GENERAL

     This proxy statement and the enclosed proxy card are being delivered to you on or about November 15, 2001 in connection with the solicitation by the Board of Directors of Organic, Inc., a Delaware corporation ("we," "us" or "our," or the "Company"), of proxies for the annual meeting of the stockholders to be held on December 14, 2001 at 10:00 a.m. (local time). The annual meeting will be held at our principal executive offices located at 601 Townsend Street, San Francisco, California 94103. Our telephone number at that address is (415) 581-5300.

     All materials filed by us with the Securities and Exchange Commission can be obtained at the Commission's Public Reference Room at 450 Fifth Street, N.W. Washington, D.C. 20549 or through the SEC's website at www.sec.gov. You may obtain information on the operation of the Public Reference Room by calling 1-800-SEC-0330.

PURPOSE OF THE ANNUAL MEETING

     The specific proposals to be considered and acted upon at the annual meeting are summarized in the preceding notice of annual meeting of stockholders. The proposals are described in more detail in a subsequent section of this proxy statement.

RECORD DATE

     Our Board fixed the close of business on October 31, 2001 as the record date for determining the holders of shares of our common stock entitled to notice of and to vote at the annual meeting and any adjournments or postponements of the meeting.

REVOCABILITY OF PROXIES

     You may revoke your proxy at any time before it is voted by: (1) sending written notice of revocation to our Secretary at the address of our principal executive offices; (2) executing and delivering a proxy card bearing a later date to our Secretary; or (3) attending the annual meeting and voting in person. If your shares are held in "street name," you should follow the directions provided by your broker regarding how to revoke the proxy. Attendance at the annual meeting will not in and of itself constitute a revocation of the proxy if you have previously executed and delivered a valid proxy.

VOTING RIGHTS OF STOCKHOLDERS

     As of the close of business on the record date, October 31, 2001, 88,502,633 shares of our common stock, held by 352 record holders, were outstanding and entitled to vote on all proposals presented at the annual meeting. A majority of the shares issued and outstanding and entitled to vote, present in person or represented by proxy, will constitute a quorum at the annual meeting.

     Each share of our common stock outstanding on the record date is entitled to one vote on all matters to come before the annual meeting. An automated system administered by our transfer agent, EquiServe, will tabulate the votes cast by proxy. EquiServe will act as the inspector of elections for the annual meeting and will tabulate the votes cast in person at the meeting.

     If you are unable to attend the annual meeting, you may vote by proxy. When your proxy card is returned properly completed, it will be voted as directed by you on the proxy card. You are urged to properly complete, sign and return the enclosed proxy card. If a proxy card is signed and returned but does not contain voting instructions, in the absence of contrary instructions, the shares represented by the proxy will be voted "FOR" the director nominees and the other proposals to be presented at the annual meeting, and will be voted in the proxyholders' discretion as to such other matters that may properly come before the annual meeting.

REQUIRED VOTE FOR APPROVAL

     For proposal 1, related to the re-election and election, as the case may be, of the Class I director nominees, the two candidates receiving the greatest number of affirmative votes attached to the shares of our outstanding capital stock will be elected, provided a quorum is present and voting. Our stockholders may not cumulate votes in the re-election and election, as the case may be, of the director nominees. Proposal 2 will require the affirmative vote of a majority of the votes attached to our outstanding capital stock present in person or represented by proxy and entitled to vote at the annual meeting. All of the holders of our common stock are entitled to vote this proposal under the General Corporation Law of the State of Delaware.

QUORUM, ABSTENTIONS, BROKER "NON-VOTES"

     Under the General Corporation Law of the State of Delaware, an abstaining vote and a broker "non-vote" are counted as present and are, therefore, included for purposes of determining whether a quorum of shares is present at the annual meeting. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have the discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Broker "non-votes" and shares as to which proxy authority has been withheld with respect to any matter are not deemed to be entitled to vote for purposes of determining whether stockholders' approval of that matter has been obtained. As a result, broker "non-votes" are not included in the tabulation of the voting results on the re-election and election, as the case may be, of the director nominees or issues requiring approval of a majority of the shares of voting stock entitled to vote, and, therefore, do not have the effect of votes in opposition in such tabulations. With respect to proposal 1 which requires a plurality vote and proposal 2 which requires the affirmative vote of a majority of our outstanding capital stock present and entitled to vote, broker "non-votes" have no effect. Because abstentions will be included in the tabulations of the shares of our capital stock entitled to vote for purposes of determining whether a proposal has been approved, abstentions have the same effect as negative votes on proposal 2.

POTENTIAL CHANGE OF CONTROL AND RECENT DEVELOPMENTS

  SENECA INVESTMENTS LLC

     Seneca Investments LLC beneficially owns approximately 22.2% of our outstanding common stock. On September 18, 2001, Seneca entered into a Share Purchase Agreement with Organic Holdings LLC to acquire all of the capital stock of Cinagro, Inc., a wholly owned subsidiary of Organic Holdings and holder of 59% of our outstanding common stock. The Share Purchase Agreement is currently being renegotiated by the parties. If that transaction is completed, Seneca would beneficially own 80.9% of our outstanding common stock. However, the closing of that transaction is subject to various conditions. Further, there can be no assurance that it will occur, and if so, as to its timing. Additional information regarding our principal stockholders appears under the heading "Security Ownership of Certain Beneficial Owners and Management."

     On September 18, 2001, we announced that we had received a non-binding acquisition proposal from Seneca to acquire the shares of common stock held by our public stockholders for $0.33 per share. Seneca's acquisition proposal stated that closing of the acquisition of public shares would be subject to the following conditions:

     - participation in the transaction by the holders of at least half of our shares not currently owned or under contract to be purchased by Seneca;

     - the closing of Seneca's purchase of the additional shares from our majority stockholder pursuant to the Share Purchase Agreement described above;

     - documentation satisfactory to Seneca of relevant changes relating to our San Francisco office lease;

     - the absence of any material adverse change affecting us or any material defaults on our part with respect to any of our material contracts; and

     - other customary conditions.

     Seneca has presented the proposal letter to our Board, which we filed with the Securities and Exchange Commission on September 18, 2001. As previously disclosed under the heading "Meetings and Committees of the Board of Directors," our Board formed a special committee in May 2001 to evaluate and negotiate strategic alternatives such as the transaction proposed by Seneca. This special committee has two members who serve as outside directors and are not employed by us or affiliated with Cinagro, Organic Holdings, Seneca or Omnicom Group Inc. There can be no assurance that the special committee will be able to negotiate a definitive agreement on acceptable terms to the special committee or to a majority of our public stockholders, whose consent is currently required under the terms of the Seneca proposal.

     We are conducting discussions with the landlord as to the restructuring of our San Francisco office lease and understand that Seneca and our majority stockholder are discussing possible changes to their prior stock purchase agreement. To date, representatives of Seneca and our special committee have engaged in only preliminary discussions regarding Seneca's September 18, 2001 proposal. In light of this and the other uncertainties relating to Seneca's September 18, 2001 proposal, there can be no assurance that this transaction will proceed or, if so, as to its timing or its ultimate terms. The closing of any transaction with Seneca is also subject first to the closing of Seneca's purchase of all of the capital stock of Cinagro under the Share Purchase Agreement.

  CANCELLATION OF REVERSE STOCK SPLIT

     In order to maintain The Nasdaq National Market listing of our shares of common stock, on August 22, 2001, our Board had approved a reverse stock split of our common stock and recommended approval of the action by our stockholders at a Special Meeting of Stockholders called for that purpose and to be held October 19, 2001. On September 21, 2001, we filed a preliminary proxy statement on Schedule 14A with the Securities and Exchange Commission regarding the Special Meeting of Stockholders.

     By letter dated October 2, 2001, Nasdaq's Listing Qualifications Panel informed us that, in light of Nasdaq's September 27, 2001 moratorium on the minimum bid price and market value of public float requirements for continued listing on The Nasdaq Stock Market until January 2, 2002, Nasdaq's Listing Qualifications Panel had determined to continue the listing of our securities on The Nasdaq National Market.

     The letter from Nasdaq further explained that, when the Nasdaq moratorium ends on January 2, 2002, we would be non-compliant with the Nasdaq listing requirements if we fail to satisfy the applicable standard for 30 consecutive trading days following January 1, 2002. If, after a 30-day period, our common stock fails to meet the closing bid price or market float criteria, then the Nasdaq could impose another 90-day period after which delisting proceedings could be reinstituted.

     Based on the foregoing information, on October 4, 2001, our Board withdrew its approval of the reverse split of our common stock and its recommendation that our stockholders approve the matter at a Special Meeting. As a result, we canceled the Special Meeting of Stockholders previously scheduled for October 19, 2001 and filed a Form 8-K on October 9, 2001 with the SEC regarding such cancellation.

COST OF SOLICITATION

     We will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional solicitation materials furnished to the stockholders. We will furnish copies of solicitation materials to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward the proxy solicitation materials to such beneficial owners. In addition, we may reimburse such persons for their costs in forwarding the proxy solicitation materials to such beneficial owners. We may supplement the original solicitation of proxies by mail or by solicitation by telephone, telegram or other means by our directors, officers or employees. No additional compensation will be paid to these individuals for any such services.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

  REQUIREMENTS FOR STOCKHOLDER PROPOSALS TO BE BROUGHT BEFORE AN ANNUAL MEETING

     Under our bylaws, a stockholder must give written notice to the Secretary between 60 and 90 days prior to the first anniversary of the preceding year's Annual Meeting of the matter to be presented at that year's Annual Meeting. To present a matter at the 2002 Annual Meeting, the stockholder must give written notice to the Secretary no earlier than September 16, 2002 and no later than October 16, 2002.

  REQUIREMENTS FOR STOCKHOLDER PROPOSALS TO BE CONSIDERED FOR INCLUSION IN OUR PROXY MATERIALS

     To be considered for inclusion in management's proxy statement for our 2002 Annual Meeting of stockholders, a stockholder proposal must be received at our offices by July 18, 2002. All stockholder proposals must meet the requirements of Rule 14a-8 of the Securities Exchange Act of 1934.

  DISCRETIONARY AUTHORITY

     In addition, the proxy solicited by our Board for the 2002 annual meeting will confer discretionary authority to vote on any stockholder proposal presented at that meeting, unless we receive notice of such proposals no later than October 1, 2002.

                   MATTERS TO BE CONSIDERED AT ANNUAL MEETING

                      PROPOSAL ONE: ELECTION OF DIRECTORS

GENERAL

     Our amended and restated certificate of incorporation, as further amended, and as amended and restated bylaws provide for a classified Board consisting of three classes of directors with staggered three-year terms. Our amended and restated bylaws authorize the number of directors to be not fewer than five or more than nine, until modified by amendment of our certificate of incorporation or our bylaws approved by a majority of our outstanding shares of common stock or by our Board. Subject to such amendment, our amended and restated bylaws provide that the authorized number of directors is fixed at six. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of an equal number of directors. Five directors currently serve on our Board.

CLASSIFIED BOARD

     Our Board is currently composed of the following classes of directors:

CLASS                                 EXPIRATION                  MEMBER
-----                                 ----------                  ------
Class I.............................     2001      Jonathan Nelson, Mark Kingdon
Class II............................     2002      James J. Barnett
Class III...........................     2003      Gary F. Hromadko, Howard L. Morgan

CLASS I DIRECTORS

     At the annual meeting, our stockholders will elect two Class I directors, each to serve a three year term until the 2004 annual meeting of stockholders or until a successor is duly elected or appointed and qualified or until the director's earlier resignation or removal. The director nominees have agreed to serve if elected, and we have no reason to believe that such nominees will be unwilling or unable to serve. In the event any director nominee is unable or declines to serve as a director at the time of the annual meeting, the proxies will be voted for any nominee who may be designated by our Board to fill the vacancy. Proxies received will be voted "FOR" the nominees named below, unless marked to the contrary.

INFORMATION ABOUT CLASS I DIRECTOR NOMINEES

     Jonathan Nelson, 34, co-founded our company in 1993 and served as our Chief Executive Officer and Chairman of the Board since January 1995 and since January 15, 2001 has served solely as Chairman of the Board. From February 1996 to May 1996, Mr. Nelson served as President and Chief Executive Officer of Accrue Software, Inc., a developer of network based tools for measuring Web site performance. Mr. Nelson also served as Chairman of the Board of Accrue Software, Inc. from February 1996 to November 1999.

     Mark Kingdon, 38, has served as our Chief Executive Officer since January 15, 2001. From March 2000 to December 2000, he served as an entrepreneur-in-residence at idealab!, a company that creates, launches and operates Internet businesses. From 1988 to February 2000 Mr. Kingdon was employed at PricewaterhouseCoopers LLP, an international accounting and management consulting firm, where he served in a variety of capacities, member of the Global E-Business consulting leadership team, leader of the retail and distribution industry practice in the Americas and manager of the integration of the consulting division of Coopers & Lybrand and Price Waterhouse after their historic merger.

VOTE REQUIRED

     Assuming the presence of a quorum, our two Class I directors will be elected from among those persons nominated by the affirmative vote of holders of a plurality of our outstanding voting stock present in person or represented by proxy at the annual meeting. Nominees who receive the first and second highest number of votes in favor of their election will be elected, regardless of the number of abstentions or broker "non-votes."

RECOMMENDATION OF THE BOARD OF DIRECTORS

     OUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE RE-ELECTION AND THE ELECTION, AS THE CASE MAY BE, OF THE DIRECTOR NOMINEES AND UNANIMOUSLY RECOMMENDS A VOTE FOR SUCH DIRECTOR NOMINEES.

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth information regarding our directors and executive officers as of November 1, 2001.

NAME                        AGE                       POSITION(S)
----                        ---                       -----------
Jonathan Nelson...........  34    Chairman of the Board
James J. Barnett..........  43    Director
Gary F. Hromadko..........  49    Director
Howard L. Morgan..........  56    Director
Mark D. Kingdon...........  38    Chief Executive Officer and Director
Daniel J. Lynch...........  36    Vice President, Chief Officer Global Business and
                                  Secretary
Debra J. Chrapaty.........  40    Senior Vice President, Technology
Marita C. Scarfi..........  35    Vice President, Business Planning
Steven A, Vattuone........  33    Vice President, Finance
Lynda Ward Pierce.........  38    Vice President, Human Resources

     Jonathan Nelson co-founded our company in 1993 and served as our Chief Executive Officer and Chairman of the Board since January 1995 and since January 15, 2001 has served solely as Chairman of the Board. From February 1996 to May 1996, Mr. Nelson served as President and Chief Executive Officer of Accrue Software, Inc., a developer of network based tools for measuring Web site performance. Mr. Nelson also served as Chairman of the Board of Accrue Software, Inc. from February 1996 to November 1999.

     James J. Barnett joined our Board in June 2001. Mr. Barnett is chief executive officer of AltaVista Company, a position he has held since August 2001. Previously, he was President of MyFamily.com, Inc. and prior to that was President and Chief Executive Officer of ThirdAge Media, a leading Internet media company for first-wave baby boomers. Prior to ThirdAge, Mr. Barnett was President and Chief Executive Officer of Infogames North America, a leading publisher and developer of video games and interactive entertainment software, and Chairman, President and Chief Executive Officer of Accolade, the predecessor company to Infogames North America. Mr. Barnett's tenure at Accolade began in 1994.

     Gary F. Hromadko has served as a member of our Board since January 1997 and has served as a director of Organic Online, Ltd., one of Organic's wholly owned subsidiaries, since February 1999. Since 1993, Mr. Hromadko has been a private venture investor in early stage technology companies.

     Howard L. Morgan, Ph.D., Vice Chairman of idealab!, an incubator of technology companies, joined Organic's Board in June 2001. Dr. Morgan has a distinguished background in academics and leading business ventures. Prior to idealab!, where he was a founding investor, he managed venture capital investments for Renaissance Technologies and Arca Group, Inc. Dr. Morgan also served as Professor of Decision Sciences at The Wharton School and Professor of Computer and Information Sciences at The Moore School of the University of Pennsylvania.

     Mark D. Kingdon has served as our Chief Executive Officer since January 15, 2001. From March 2000 to December 2000, he served as an entrepreneur-in-residence at idealab!, a company that creates, launches and operates Internet businesses. From 1988 to February 2000 Mr. Kingdon was employed at PricewaterhouseCoopers LLP, an international accounting and management consulting firm, where he served in a variety of capacities, member of the Global E-Business consulting leadership team, leader of the retail and distribution industry practice in the Americas and manager of the integration of the consulting division of Coopers & Lybrand and Price Waterhouse after their historic merger.

     Daniel J. Lynch has served as Vice President, Chief Officer of Global Business Development Officer since August 2000. He served as our President, Logistics from May 1999 to August 2000. From February 1993 to March 1999, Mr. Lynch served as the Senior Vice President, Marketing and Sales of Technicolor Entertainment, a film processing and distribution company. Mr. Lynch and Mr. Hudes, who served as a member of our Board until July 23, 2001 and our President until July 31, 2001, are brothers-in-law.

     Debra J. Chrapaty has served as our Senior Vice President, Technology, since September 2001. From April 2000 until joining the Company, she was president and COO of AllBusiness Inc., a company that provides small business online services. From June 1997 to March 2000, she served as the president and chief operating officer of E*TRADE Technologies, a subsidiary of E*TRADE Group, Inc. In 1998, Ms. Chrapaty was named Information Week's CIO of the Year Award and was awarded the Smithsonian Award for Technical Excellence. From 1994 to May 1997, she served as Chief Technology Officer for the National Basketball Association. Her past experience also includes executive positions at EMI Records Group and the Federal Reserve Bank of New York.

     Marita C. Scarfi has served as our Vice President, Business Planning since May 2000 and prior to that from January 1998 to May 2000, as our Vice President, Finance. She served as our Director of Finance from January 1997 to January 1998 and as our Controller from July 1996 to July 1997. From August 1988 to July 1996, Ms. Scarfi served as a Manager of Business Assurance for PricewaterhouseCoopers LLP, an accounting and management services firm.

     Steven A. Vattuone has served as our Vice President, Finance since November 2000. From November 1996 to November 2000, Mr. Vattuone served as the Corporate Controller and Director in the finance department of Brio Technology, Inc., a multi-national software company. From September 1991 to November 1996, Mr. Vattuone served in several positions, most recently as a Manager of Business Assurance, for PricewaterhouseCoopers LLP, an accounting and management services firm.

     Lynda Ward Pierce has served as our Vice President, Human Resources since July 1999. From August 1998 to July 1999, Ms. Pierce served as the Director of Human Resources of The Metzler Group, Inc., a provider of consulting services to the utilities industry. From April 1997 to August 1998, Ms. Pierce served as the Director of Human Resources for LECG, Inc., a provider of expert analysis, litigation support and management consulting. From October 1996 to March 1997, Ms. Pierce served as the Director of Human

Resources for Party America, Inc., a party merchandise retailer. From April 1991 to October 1996, Ms. Pierce served as the Manager of Human Resources of Mervyn's, a department store.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     Our Board held 9 meetings during the fiscal year ended December 31, 2000. Each director attended or participated in 75% or more of the aggregate of (i) the total number of meetings of our Board and (ii) the total number of meetings held by all committees of our Board on which such director served during the fiscal year ended December 31, 2000. The Board has an audit committee and a compensation committee.

  AUDIT COMMITTEE

     The audit committee meets with and considers suggestions from members of management and our internal accounting personnel, as well as our independent accountants, concerning our financial operations. The audit committee also has the responsibility to review our audited financial statements and consider and recommend the employment of, and approve the fee arrangements with, our independent accountants for both audit functions and advisory and other consulting services. The current members of the audit committee are James J. Barnett, Gary F. Hromadko and Howard L. Morgan.

     During the fiscal year ended December 31, 2001, the audit committee was composed of Michael Hudes, Gary Hromadko and Gerald Bruce Redditt through June 8, 2000. On June 9, 2000, Peter Rip joined our Board and the audit committee, and Mr. Hudes resigned from the audit committee. Mr. Rip and Mr. Redditt have subsequently resigned from our Board and the audit committee. The audit committee met 5 times during fiscal year 2000. Our Board adopted and approved a charter for the audit committee on April 27, 2000, a copy of which is attached as Annex A.

     Our Board has determined that each of the members of our audit committee as currently constituted is "independent" as that term is defined in Rule 4200(a)(14) of the Listing Standards of the National Association of Securities Dealers.

  COMPENSATION COMMITTEE

     The compensation committee, which was established in February 2000, reviews and approves the compensation and benefits payable to our key executive officers, administers our equity incentive plans and makes recommendations to our Board regarding such matters. The sole member of the compensation committee is Gary F. Hromadko. The compensation committee did not meet during fiscal year 2000, but made recommendations to our Board on all compensation matters during Board meetings held throughout fiscal year 2000.

  SPECIAL COMMITTEE

     Our Board has formed a special committee of the Board to carry out the process of exploring alternatives for enhancing stockholder value, including the possible sale of the Company and our continued operation of the business as an independent company. The special committee, as of July 31, 2001, is composed of Howard Morgan and James Barnett. The special committee has retained Bear, Stearns & Co. Inc. as its financial adviser. Our Board has received the non-binding acquisition proposal from Seneca to acquire our publicly held shares, constituting 16.8 million shares of our common stock, not already owned or under contract to be purchased by Seneca for $0.33 per share. We have referred the acquisition proposal to the special committee of the Board for evaluation and negotiation. The special committee emphasized that no conclusions can or should be drawn at this time as to the effect that this process will have on enhancing stockholder value. There can be no assurance that the alternatives that the special committee is exploring will actually occur.

DIRECTOR COMPENSATION

     Our general policy is to pay non-employee directors a $1,000 fee for each Board meeting attended and $1,000 for each committee meeting attended that is not held in conjunction with a Board meeting. We did not pay fees to any director for attending meetings during 2000. All nonemployee directors are reimbursed for expenses incurred in connection with attending meetings of the Board. Our employee directors do not receive compensation for their services as directors. In addition, all nonemployee directors are eligible to receive discretionary option grants under our 1999 Long-Term Stock Incentive Plan.

     We granted to Peter Rip, one of our former nonemployee directors, options to purchase up to 10,000 shares of our common stock upon his appointment to the Board on June 9, 2000. The options are fully vested and the exercise price of those options was the closing price of our common stock on the date of the grant. Mr. Rip resigned from our Board on February 9, 2001.

     In June 2001, the Company entered into agreements with two new independent members of our Board. The Company will pay each an annual fee of $75,000 and make each a grant of stock options to purchase up to 100,000 shares of common stock.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

     The following table provides summary information concerning the compensation earned, by our Chief Executive Officer and each of our four most highly compensated executive officers whose total salary, bonus and other compensation exceeded $100,000 during the fiscal years ended December 31, 1998, 1999 and 2000. In accordance with the rules of the SEC, the compensation described below does not include perquisites and other personal benefits received by the executive officers named in the table below which do not exceed the lesser of $50,000 or 10% of the total salary and bonus reported for these officers. The executive officers listed below are referred to as the "Named Executive Officers."

                           SUMMARY COMPENSATION TABLE

                                                                      LONG-TERM
                                                                     COMPENSATION
                                                                        AWARDS
                                                                     ------------
                                               ANNUAL COMPENSATION    SECURITIES
                                               -------------------    UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION             YEAR   SALARY(1)    BONUS      OPTIONS      COMPENSATION(2)
---------------------------             ----   ---------   -------   ------------   ---------------
Jonathan Nelson.......................  2000   $196,461         --           --         $2,520
  Chief Executive Officer and           1999    183,072         --           --          2,520
  Chairman of the Board                 1998     94,947         --           --          2,520
Susan Field(3)........................  2000    263,893         --           --             --
  Executive Vice President and          1999    130,773    150,000    1,755,000             --
  Chief Financial Officer               1998         --         --           --             --
Michael Hudes(4)......................  2000    275,591         --           --             --
  President and Director                1999    225,352     75,000           --             --
                                        1998    165,792     65,000    1,476,000             --
Matthew Bernardini(5).................  2000    227,590     55,000        7,500             --
  Vice President, Chief Technology      1999    166,967     40,000      382,500             --
  Officer                               1998    110,417     15,000       45,000             --
Janis Nakano Spivak(6)................  2000    208,950         --       12,000             --
  Vice President, Chief Creative        1999    171,250     47,500       67,500             --
  Officer                               1998    132,500     11,000           --             --

---------------

(1) Salary includes amounts deferred under our 401(k) Plan.

(2) Represents term life insurance premiums paid by the Company on Mr. Nelson's behalf.

(3) Ms. Field commenced employment with the Company in June 1999 and is no longer an executive officer of the Company as of July 24, 2001. The options granted to Ms. Field in 1999 have been canceled and are not exercisable.

(4) Mr. Hudes resigned from his position as President of the Company on July 31, 2001. The options granted to Mr. Hudes in 1998 have been canceled and are not exercisable.

(5) Mr. Bernardini is no longer an executive officer of the Company as of August 31, 2001. Options to purchase 203,737 shares of our common stock, out of the options granted to Mr. Bernardini in 1998, 1999 and 2000, have been canceled and are not exercisable. Mr. Bernardini has the right to exercise options to purchase 138,036 shares of our common stock within 60 days of October 31, 2001.

(6) Ms. Nakano Spivack is no longer an executive officer of the Company as of January 12, 2001. The options granted to Ms. Nakano Spivack in 1999 and 2000 have been canceled and are not exercisable.

STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

     The following table sets forth certain information concerning grants of stock options to each of the executive officers named in the table above during the fiscal year ended December 31, 2000.

                                                INDIVIDUAL GRANTS                        POTENTIAL REALIZABLE
                            ---------------------------------------------------------      VALUE AT ASSUMED
                            NUMBER OF                                                    ANNUAL RATES OF STOCK
                            SECURITIES    PERCENT OF TOTAL                              PRICE APPRECIATION FOR
                            UNDERLYING   OPTIONS GRANTED TO    EXERCISE                     OPTION TERM(1)
                             OPTIONS     EMPLOYEES IN FISCAL   PRICE PER   EXPIRATION   -----------------------
NAME                         GRANTED        YEAR 2000(2)       SHARE(3)       DATE          5%          10%
----                        ----------   -------------------   ---------   ----------   ----------   ----------
Jonathan Nelson...........        --              --                 --          --           --           --
Michael Hudes.............        --              --                 --          --           --           --
Janis Nakano Spivack......    12,000             0.1%           $4.5313      9/8/10      $34,187      $86,636
Susan Field...............        --              --                 --          --           --           --
Matthew Bernardini........     7,500             0.1%           $4.5313      9/8/10      $21,367      $54,147

---------------

(1) Potential realizable values are net of exercise price, but before taxes associated with exercise. Amounts represent hypothetical gains that could be achieved for the options if exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. These numbers are calculated based on SEC requirements and do not reflect our estimate or projection of the future common stock price.

(2) The percentage of total options is based on an aggregate of 8,547,351 options granted to employees during fiscal 2000.

(3) All options were granted at a fair market value as determined by our Board based on the closing price of our common stock on the Nasdaq Stock Market on the date of grant.

AGGREGATED OPTION/STOCK APPRECIATION RIGHTS EXERCISES AND FISCAL YEAR-END OPTION VALUES

     The following table sets forth for each of the executive officers named in the table above the shares acquired and the value realized on each exercise of stock options during the year ended December 31, 2000 and the year-end number and value of exercisable and unexercisable options.

                                                       NUMBER OF SECURITIES
                                                      UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                            OPTIONS AT               IN-THE-MONEY OPTIONS
                           SHARES                      DECEMBER 31, 2000(1)         AT DECEMBER 31, 2000(2)
                         ACQUIRED ON     VALUE      ---------------------------   ---------------------------
NAME                      EXERCISE      REALIZED    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                     -----------   ----------   -----------   -------------   -----------   -------------
Jonathan Nelson........          --            --          --              --          --               --
Michael Hudes..........   1,014,750    $2,606,791          --         461,250         $--         $329,666
Janis Nakano Spivack...      99,603     1,683,510      30,241         148,874         $--         $     --
Susan Field............          --            --     714,374       1,040,626
Matthew Bernardini.....     126,864       254,271      86,303         294,844

---------------

(1) Although options are immediately exercisable for all the option shares, any shares purchased under such an option are subject to repurchase by us, at the exercise price paid per share, in the event the optionee ceases to provide services to us prior to vesting in those shares. Accordingly, the table reflects such option shares as to which the repurchase right has lapsed under the "exercisable" column and such option shares subject to the repurchase right under the "unexercisable" column.

(2) Value of exercised in-the-money options represents the positive spread between the option exercise price and the deemed fair market value of our common stock at December 31, 2000, which was $.8125 per share based on the closing price of our common stock on The Nasdaq Stock Market on such date.

EMPLOYMENT AGREEMENTS AND TERMINATION OF EMPLOYMENT

  EMPLOYMENT AGREEMENT WITH MARK KINGDON

     On December 12, 2000, Mr. Kingdon entered into an employment agreement with us to serve as our Chief Executive Officer, beginning January 15, 2001. The employment agreement provides Mr. Kingdon with an annual base salary of $350,000, with annual increases as determined by the Board.

     Mr. Kingdon's employment agreement also provides him with an option to purchase 2,250,000 shares of our common stock pursuant to our 1999 stock incentive plan, subject to the terms and conditions of the plan. These options contain a four year vesting period, with shares vesting in equal monthly portions through the fourth year.

     In addition, Mr. Kingdon signed a non-interest bearing promissory note agreement for $150,000. The note is due January 2, 2002, and one-fourth of the principal will be forgiven at the end of each fiscal quarter that Mr. Kingdon remains employed by the Company, beginning with the quarter ending March 31, 2001. Mr. Kingdon's employment agreement also commits us to enter into another promissory note next year on the same terms as the note that we accepted in 2001 provided that Mr. Kingdon remains in our employ.

     Mr. Kingdon's employment agreement further provides him with housing benefits and reimbursement of moving expenses. We have agreed to pay rent of up to $7,500 per month, for a period not to exceed 24 months from the commencement of employment. We have also agreed to pay for moving expenses in connection with Mr. Kingdon's relocation to the San Francisco Bay Area.

     On June 20, 2001, we entered into an amended employment agreement with Mr. Kingdon. In accordance with such agreement, we entered into a non-interest bearing promissory note agreement for $200,000. The note will only become due and payable only upon termination of his services for cause by the Company and one-fourth of the principal will be forgiven ratably at the end of each fiscal quarter that he remains employed with the Company, starting with the quarter beginning July 1, 2001. Also pursuant to the amended employment agreement, we repriced Mr. Kingdon's outstanding options and made an additional grant of 250,000 options on June 20, 2001.

     Mr. Kingdon's employment may be terminated by either party at any time with or without cause and with or without notice. Should we terminate Mr. Kingdon's employment for cause or should he voluntarily resign, he will not be entitled to severance pay, pay in lieu of notice, or any other compensation or benefits, other than payment of accrued salary and vacation. In the event Mr. Kingdon's employment is terminated without cause, we will provide him with the following:

     - a payment equal to $250,000 in continuing compensation paid over six months;

     - housing benefits payments, as described above, for six months; and

     - a six month acceleration of vesting of the common stock subject to purchase pursuant to the options granted to him as of the date of the employment agreement.

  EMPLOYMENT AGREEMENT WITH JONATHAN NELSON

     On January 29, 1997, Mr. Nelson entered into an employment agreement with us to serve as our Chief Executive Officer. As of January 15, 2001, Mr. Nelson no longer serves as our Chief Executive Officer, and continues solely in his position as Chairman of our Board. As amended on February 24, 1997, the employment agreement provided Mr. Nelson with an annual base salary of $90,000, with annual increases as determined by the Board. In addition, Mr. Nelson was eligible to receive discretionary bonus compensation in an amount determined by the Board. Under the terms of his agreement, Mr. Nelson's employment was to continue until either party gave the other party 90 days advance written notice of the expiration of the employment agreement. Had we terminated Mr. Nelson's employment for cause, we would have been required to pay Mr. Nelson all compensation due on the date of termination. If we had terminated Mr. Nelson's employment without cause and without 90 days advance written notice, Mr. Nelson would have been entitled to receive from us, so long as Mr. Nelson was not in breach of the non-competition and protection of confidential information provisions of his employment agreement, the following:

     - his applicable salary compensation less any income earned from subsequent employment, limited to 90 days once written notice was given; and

     - any unpaid reimbursable expenses outstanding, and any unused accrued vacation, as of the date of termination.

  EMPLOYMENT AGREEMENT WITH MICHAEL HUDES

     Mr. Hudes entered into an employment agreement with us to serve as our President on January 29, 1997, resigned from his position as President on July 31, 2001 and entered into a severance agreement with the Company as discussed below. Mr. Hudes served as a member of our Board until July 23, 2001. As amended on February 24, 1997, the employment agreement provided Mr. Hudes with an annual base salary of $140,000, with annual increases as determined by the Board. In addition, Mr. Hudes was eligible to receive discretionary bonus compensation in an amount determined by the Board. Under the terms of his agreement, Mr. Hudes' employment continued until either party gave the other party 90 days advance written notice of the expiration of the employment agreement. Had we terminated Mr. Hudes' employment for cause, we would have been required to pay Mr. Hudes all compensation due on the date of termination. If we had terminated Mr. Hudes' employment without cause and without 90 days advance written notice, Mr. Hudes would have been entitled to receive from us, so long as Mr. Hudes was not in breach of the non-competition and protection of confidential information provisions of his employment agreement, the following:

     - his applicable salary compensation less any income earned from subsequent employment, limited to 90 days once written notice was given; and

     - any unpaid reimbursable expenses outstanding, and any unused accrued vacation, as of the date of termination.

Mr. Hudes voluntarily terminated his employment on July 31, 2001.

  SEVERANCE AGREEMENT WITH MICHAEL HUDES

     We negotiated a severance agreement with Michael Hudes, our President through July 31, 2001 and a member of our Board through July 23, 2001, in connection with the amicable cessation of his employment. The agreement provides, among other things, for a one-time payment of $350,000 to Mr. Hudes in exchange for the mutual release of claims by Mr. Hudes and the Company, excluding certain claims such as those arising under the indemnification agreement previously entered into by the parties.

  EMPLOYMENT AGREEMENT WITH SUSAN L. FIELD

     Ms. Field entered into an employment agreement with us on June 22, 1999 to serve as our Executive Vice President and Chief Financial Officer and resigned from her position on July 24, 2001. The employment agreement provided Ms. Field with an annual base salary of $250,000, with annual increases as determined by the Board and a bonus of up to 40% of her base salary upon achievement of specific goals and objectives. Additionally, Ms. Field was paid a signing bonus of $50,000 in connection with her entering into the employment agreement.

     Ms. Field's employment agreement also provided her with an incentive stock option for the purchase of 480,000 shares of our common stock pursuant to our 1997 stock option plan at an exercise price of $0.8333 per share, and a nonstatutory stock option for the purchase of 1,125,000 shares of our common stock pursuant to our 1997 stock option plan, at an exercise price of $0.8333 per share. These options contain a four year vesting period, with 25% vesting after the first continuous year of employment and the remaining option shares vesting in equal monthly portions through the fourth year. Also, Ms. Field was entitled to an additional nonstatutory stock option grant of 150,000 shares of common stock pursuant to our 1997 stock option plan, at an exercise price of $0.8333 per share. Of these shares, 75,000 vested upon the closing of the initial public offering on

February 18, 2000 and 75,000 vested when we hired employees to fill at least two key management positions and retained those employees for nine continuous months of employment.

     Under the terms of her agreement, Ms. Field's employment may be terminated by either party at any time with or without cause and with or without notice. Had we terminated Ms. Field's employment for cause or if she voluntarily resigned, she would not be entitled to severance pay, pay in lieu of notice, or any other compensation or benefits, other than payment of accrued salary and vacation. In the event Ms. Field's employment was terminated without cause, we would be required to provide her with the following:

     - a payment equal to three months of her salary, less standard withholdings and deductions; and

     - a one-year acceleration of vesting of the common stock subject to purchase pursuant to the options granted to her as of the date of the employment agreement.

Ms. Field voluntarily resigned her employment on July 24, 2001.

  RETENTION UNDERSTANDING WITH MARGARET MAXWELL ZAGEL

     In 2001, we entered into a retention understanding with Margaret Maxwell Zagel, our former Chief Legal and Administrative Officer and Secretary. We paid Ms. Zagel retention payments totaling $75,000, the final portion of which was paid to Ms. Zagel on August 31, 2001. Ms. Zagel resigned as an employee effective August 31, 2001 and remained as a consultant with us through October 31, 2001.

TERM OF OFFICE OF EXECUTIVE OFFICERS AND FAMILY RELATIONSHIPS

     Each executive officer is elected by, and serves at the discretion of, our Board until his or her successor has been duly elected and qualified. Each of our executive officers and directors, other than non-employee directors, devotes his or her full time to our affairs. Our non-employee directors devote the amount of time necessary to discharge their duties to us. Mr. Hudes, who served as our President through July 31, 2001 and a member of our Board through July 23, 2001, is the brother-in-law of Daniel J. Lynch, our Vice President, Chief Officer of Global Business Development. There are otherwise no family relationships among any of our directors, officers or key employees.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The compensation committee makes all compensation decisions. Gary F. Hromadko has served as a member of the compensation committee since we formed the committee in February 2000. Gerald Bruce Redditt served as a member of the compensation committee from February 2000 until his resignation from our Board in May 2001. Mr. Hromadko serves on the board of directors of Organic Holdings, along with Jonathan Nelson and Michael Hudes. Mr. Nelson is the chairman of our Board, and Mr. Hudes served on our Board until July 23, 2001. No member of our compensation committee is or was one of our officers or employees.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

     Since January 1, 2000, the beginning of our fiscal year, we have not been party to, and do not anticipate being a party to, any transaction or series of similar transactions in which the amount involved exceeded or will exceed $60,000 and in which any director, executive officer or holder of more than five percent of our common stock had or will have a director or indirect material interest, other than as described under "Executive Compensation and Other Information" and the transactions described below.

  SENECA INVESTMENTS LLC

     Seneca Investments LLC beneficially owns approximately 22.2% of our outstanding common stock. On September 18, 2001, Seneca entered into a Share Purchase Agreement with Organic Holdings LLC to acquire all of the capital stock of Cinagro, Inc., a wholly owned subsidiary of Organic Holdings LLC and holder of 59% of our outstanding common stock. The Share Purchase Agreement is currently being renegotiated by the parties. If that transaction is completed, Seneca would beneficially own 80.9% of our outstanding common stock. However, the closing of that transaction is subject to various conditions. Further, there can be no assurance that the transaction will be consummated, and, if it is, as to its timing. Additional information regarding our principal stockholders appears under the heading "Security Ownership of Certain Beneficial Owners and Management."

     On September 18, 2001, we announced that we had received the non-binding acquisition proposal from Seneca to acquire the shares of common stock held by our public stockholders for $0.33 per share. Seneca's acquisition proposal stated that closing of the acquisition of public shares would be subject to the following conditions:

     - participation in the transaction by the holders of at least half of our shares not currently owned or under contract to be purchased by Seneca;

     - the closing of Seneca's purchase of the additional shares from our Organic Holdings pursuant to the Share Purchase Agreement referenced above;

     - documentation satisfactory to Seneca of relevant changes relating to our San Francisco office lease;

     - the absence of any material adverse change affecting us or any material defaults on our part with respect to any of our material contracts; and

     - other customary conditions.

     Seneca has presented the proposal letter to our Board, which we filed with the Securities and Exchange Commission on September 18, 2001. As previously disclosed under the heading "Meetings and Committees of the Board of Directors," our Board formed a special committee in May 2001 to evaluate and negotiate strategic alternatives such as the transaction proposed by Seneca. This special committee has two members who serve as outside directors and are not employed by us or affiliated with Cinagro, Organic Holdings, Seneca or Omnicom Group Inc. There can be no assurance that the special committee will be able to negotiate a definitive agreement on acceptable terms to the special committee or to a majority of our public stockholders, whose consent is currently required under the terms of the Seneca proposal.

     We are conducting discussions with the landlord as to the restructuring of our San Francisco office lease and understand that Seneca and our majority stockholder are discussing possible changes to the Share Purchase Agreement. To date, representatives of Seneca and our special committee have engaged in only preliminary discussions regarding Seneca's September 18, 2001 proposal. In light of this and the other uncertainties relating to Seneca's September 18, 2001 proposal, there can be no assurance that this transaction will proceed or, if so, as to its timing or its ultimate terms.

     The closing of any transaction with Seneca is subject first to the closing of Seneca's purchase of all of the capital stock of Cinagro under the Share Purchase Agreement. If such purchase under the Share Purchase Agreement is consummated, certain directors and executive officers of the Company may benefit as a result of their ownership of membership interests in and/or their positions with Organic Holdings. Jonathan Nelson, the Chairman of our Board, beneficially holds 69% of the membership interests of Organic Holdings. Gary Hromadko, one of our directors, holds 2.78% of the membership interests of Organic Holdings LLC. Marita Scarfi, our Vice President, Business Planning, holds less than 1% of the membership interests of Organic Holdings.

  OMNICOM GROUP

     On August 27, 1999, we entered into a revolving credit facility with Omnicom Group, which allowed us to borrow up to $30.0 million at the lender's commercial paper rate plus 3.0% until the closing of our initial public offering. Thereafter, we have been permitted to borrow up to $15.0 million from Omnicom Group at the lender's commercial paper rate plus 1.25% through September 30, 2002. Additionally, in connection with the revolving credit facility, we issued a warrant to purchase 2,249,076 shares of our common stock to Omnicom Group at an exercise price of $0.0033 per share, which was exercised in full on the closing of our IPO. In connection with the formation of Seneca Investments LLC, Omnicom Group contributed its beneficial ownership interest in the Company, among other equity interests, to Seneca in exchange for preferred membership interests in Seneca. Seneca beneficially owns more than five percent of our outstanding common stock.

     We sublease our London office space from Omnicom Europe Limited, a subsidiary of Omnicom Group. The subleased property is approximately 11,200 square feet and our annual lease payments total approximately $292,650. We can terminate the sublease on three months' notice after the first eighteen months of the sublease.

     In November 1999, we entered into two new leases for office space in New York and San Francisco. The lease in San Francisco was secured with a $10.0 million letter of credit issued by the Bank of America that was guaranteed by Omnicom Group and the lease in New York was guaranteed for up to $4.5 million by Omnicom Group.

     One of our former directors, Gerald Bruce Redditt, has served as an Executive Vice President of Omnicom Group since 1998. Mr. Redditt resigned from our Board on May 3, 2001.

  OFFICER LOANS

     On March 31, 1999, we entered into a promissory note agreement for $200,000 with Michael Hudes, who was at the time our President and a member of our Board. This loan was secured by a pledge of Mr. Hudes' shares of common stock. This note bears an annual interest rate of 7% with principal and interest payments due every other year beginning on March 31, 2001. The principal of the note was repaid on April 11, 2000.

     On April 27, 2000, we entered into a promissory note agreement with Michael Hudes for $3.0 million bearing an annual interest rate of 9%. The principal of the note including interest was repaid in full on May 5, 2000.

     On July 20, 2000, we entered into a promissory note agreement for $1.0 million with Arthur Williams, who was at the time Executive Vice President, Global Operations, bearing an annual interest rate of 7.6%. The principal of the note including interest was repaid in full on August 3, 2000.

     In June 2001, we entered into agreements with two new independent members of our Board. We will pay each new Board member an annual fee of $75,000 and have granted stock options to each to purchase up to 100,000 shares of common stock in connection with their service on our Board.

     On January 11, 2001 we entered into a non-interest bearing promissory note agreement for $150,000 with Mark Kingdon, our Chief Executive Officer. The note is due January 2, 2002, and one-fourth of the principal will be forgiven at the end of each fiscal quarter that Mr. Kingdon remains employed with the Company, beginning with the quarter ended March 31, 2001.

  REGISTRATION RIGHTS

     On February 8, 2000, we entered into an investor's rights agreement with Organic Holdings, Inc., which beneficially owns more than five percent of our common stock, and Omnicom Group. This agreement provides that, subject to specified limitations, if we propose to register any of our common stock under the Securities Act, Organic Holdings, Inc., Omnicom Group and their permitted transferees have the right to include their shares of common stock in the registration. Furthermore, subject to specified limitations, Organic Holdings, Inc., Omnicom Group and their permitted transferees may require us to register all or part of the common stock they hold. These demand rights apply during the period commencing on August 10, 2000 and ending on August 10, 2005. The number of shares included in any underwritten offering can be limited by the underwriters of that offering. In connection with the formation of Seneca Investments LLC, Omnicom Group transferred all of its rights under the Investor Rights Agreement to Seneca. In connection with the formation of Organic Holdings LLC and Cinagro, Inc., Organic Holdings, Inc. transferred all of its rights under the agreement to Cinagro, Inc.

     We believe that all of the transactions set forth above were made on terms no less favorable to us than could have been obtained from unaffiliated third parties. We intend that all future transactions, including loans, between us and our officers, directors, principal stockholders and their affiliates will be approved by a majority of the Board, including a majority of the independent and disinterested outside directors on the Board, and will be on terms no less favorable to us than could be obtained from unaffiliated third parties.

LEGAL PROCEEDINGS

  IPO ALLOCATION LAWSUITS

     Between June 1 and July 3, 2001, six related, putative class action lawsuits were filed in the United States District Court for the Southern District of New York, on behalf of all persons who purchased our stock between February 9 and December 6, 2000 pursuant or traceable to our initial public offering prospectus. (Soper v. Organic, Inc., et al.; Ball v. Organic, Inc., et al.; Eads v. Organic, Inc., et al.; Selevan v. Organic, Inc., et al.; Bourke v. Organic, Inc., et al.; Shelly v. Organic, Inc., et al.). The plaintiffs challenge certain IPO allocation practices by our underwriters and the disclosure about those practices in our IPO documents. Each complaint names us as defendants as well as three of our officers and/or directors at the time of our IPO, Jonathan Nelson, Michael Hudes and Susan L. Field. The various complaints also name as defendants some combination of the following underwriters: Goldman Sachs Group, Inc.; Credit Suisse First Boston Corp.; Merrill Lynch, Pierce, Fenner & Smith, Inc.; Salomon Smith Barney, Inc.; Thomas Weisel Partners LLC; and Dain Rauscher, Inc.

     In five of the six complaints, the plaintiffs are suing us and the individual defendants for alleged violations of sections 11 and 15 of the Securities Act of the 1933. In the remaining complaint, entitled Shelly v. Organic, the plaintiffs also claim that we and the individual defendants violated section 10(b) of the Securities and Exchange Act of 1934, section 20(a) under that Act and Rule 10b-5 under that Act. In all of the complaints, the plaintiffs assert claims against the underwriters under section 10(b) of the Exchange Act and sections 11 and 12 of the Securities Act. The complaints seek to hold all defendants liable for class damages and statutory compensation in an amount to be determined at trial, plus interest, costs and attorneys' fees.

     On August 8, 2001, all of the IPO allocation actions, including the lawsuits involving us, were transferred to Judge Scheindlin for coordinated pre-trial proceedings. There are approximately 800 of these purported securities class action lawsuits against approximately 170 issuers, including the six complaints against us. On October 12, 2001, the court appointed as lead counsel an executive committee of plaintiffs' firms (which included six such plaintiffs' firms). The motions to appoint lead plaintiff and to consolidate the actions are pending. The lawsuits are in their early stages and no discovery has started. The defendants' time to answer the complaints has been adjourned until after the filing of an amended complaint by the plaintiffs. Because the litigation is at a very early stage, we are unable to assess the likelihood of an unfavorable outcome and can make no determination as to the amount or range of potential loss, if any. We intend to contest these actions vigorously.

  BROKER'S COMMISSION LITIGATION

     On May 16, 2000, an individual real estate broker and former employee of a real estate brokerage company which had performed work for us filed suit in United States District Court in New York City seeking recovery from us and others for brokers' commissions he claims due. (Kades v. Organic, Inc. et al.) The complaint alleges claims for violation of the Racketeering Influenced Corrupt Organizations (RICO) Act, misrepresentation, interference with contractual relations and other causes of action and seeks compensatory and punitive damages against all defendants. On October 18, 2000, the plaintiffs filed a Second Amended Complaint. On November 21, 2000, the Company and its codefendants filed a motion to dismiss the Second Amended Complaint. The Court has not yet ruled on the motion or set a date for oral argument. We and our codefendants believe that these claims lack any merit and intend to contest them vigorously.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the beneficial ownership of our common stock as of October 31, 2001 by each person or entity known by us to own beneficially more than five percent of our common stock, by each of our executive officers named in the Summary Compensation Table, by each of our directors and by our executive officers and directors as a group. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power, or shares voting and investment power with his or her spouse, with respect to all shares of capital stock listed as owned by such person. Shares subject to options which are exercisable within 60 days of October 31, 2001 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person, but are not deemed to be outstanding and to be beneficially owned for the purpose of computing the percentage ownership of any other person. The address of each of the executive officers and directors is c/o Organic, Inc., 601 Townsend Street, San Francisco, California 94103.

                                                                                  PERCENTAGE OF CLASS OF
                                                            SHARES BENEFICIALLY    SHARES BENEFICIALLY
BENEFICIAL OWNER                                                   OWNED                 OWNED(1)
----------------                                            -------------------   ----------------------
COMMON STOCK
Cinagro, Inc.(2)..........................................      51,954,975                 58.7%
  c/o Organic Holdings LLC
  601 Townsend Street
  San Francisco, California 94103
Seneca Investments LLC(3).................................      19,648,101                 22.2%
  437 Madison Avenue
  New York, New York 10022
Jonathan Nelson(4)........................................      51,954,975                 58.7%
Mark Kingdon(5)...........................................       2,500,000                  2.7%
Michael Hudes(6)..........................................       1,014,750                  1.1%
Matthew Bernardini(7).....................................         139,100                    *
Howard Morgan(8)..........................................         105,000                    *
James Barnett(9)..........................................         100,000                    *
Susan Field(10)...........................................              --                    *
Gary F. Hromadko..........................................              --                    *
Janis Nakano Spivack(11)..................................              --                    *
All directors and executive officers as a group (11
  persons)(12)............................................      56,495,577                 61.6%

---------------

  * Represents beneficial ownership of less than one percent of our outstanding securities.

 (1) Computed on the basis of 88,502,633 shares outstanding as of October 31, 2001 and, with respect to each officer and director, shares subject to options exercisable within 60 days of October 31, 2001.

 (2) Based on Amendment No. 1 to Schedule 13D filed on September 26, 2001 by Cinagro, Inc.

 (3) Based on Amendment No. 3 to Schedule 13D filed on September 19, 2001 by Seneca Investments LLC.

 (4) Based on Schedule 13D filed on June 25, 2001 by Mr. Nelson. Shares beneficially owned by Mr. Nelson consist of 51,954,975 shares owned by Cinagro, Inc., a wholly owned subsidiary of Organic Holdings LLC, of which Mr. Nelson is the majority stockholder.

 (5) Includes 2,500,000 shares subject to options exercisable within 60 days of October 31, 2001. Any shares purchased by Mr. Kingdon through options exercises are subject to a right of repurchase by the Company which lapses over time.

 (6) Mr. Hudes is no longer an executive officer as of July 31, 2001.

 (7) Includes 138,036 shares subject to options exercisable within 60 days of October 31, 2001. Mr. Bernardini is no longer an executive officer as of August 31, 2001.

 (8) Includes 100,000 shares subject to options exercisable within 60 days of October 31, 2001. Any shares purchased by Dr. Morgan through options exercises are subject to a right of repurchase by the Company which lapses over time.

 (9) Includes 100,000 shares subject to options exercisable within 60 days of October 31, 2001. Any shares purchased by Mr. Barnett through options exercises are subject to a right of repurchase by the Company which lapses over time.

(10) Ms. Field is no longer an executive officer as of July 24, 2001.

(11) Ms. Nakano Spivack is no longer an executive officer as of January 12, 2001.

(12) Includes 3,171,820 shares subject to options exercisable within 60 days of October 31, 2001.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and holders of more than 10% of a registered class of our equity securities to file reports of ownership on a Form 3 and changes in ownership on a Form 4 or a Form 5 with the Securities and Exchange Commission and the Nasdaq National Market. They are also required by SEC regulations to furnish us with copies of all Section 16(a) forms that they file. Based solely on a review of forms submitted to us during our fiscal year 2000 and to date for the current fiscal year, we believe that all required reports under Section 16(a) were filed on time with the SEC, except that Matthew Bernardini inadvertently filed a Form 3 late during fiscal year 2001 to report his purchase of shares of our common stock.

REPORT OF THE COMPENSATION COMMITTEE

     The compensation committee report is not "soliciting material," is not deemed "filed" with the Securities and Exchange Commission and is not incorporated by reference in any of our company's filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after this filing and irrespective of any general language to the contrary.

     It is the duty of the compensation committee to review and determine the salaries and bonuses of our executive officers, including the Chief Executive Officer, and to establish the general compensation policies for such individuals. The compensation committee also has the sole and exclusive authority to make discretionary option grants to executive officers under our 1997 Stock Option Plan, 1999 Long-Term Stock Incentive Plan and 2000 Employee Stock Purchase Plan.

     The compensation committee believes that the compensation programs for our executive officers should reflect our performance and the value created for our stockholders. In addition, the compensation programs should support the short-term and long-term strategic goals of the Company and goals and should reward individual contribution to its success. We are engaged in a very competitive industry, and its success depends upon its ability to attract and retain qualified executives through the competitive compensation packages it offers to such individuals.

  GENERAL COMPENSATION POLICY

     The compensation committee's policy is to provide our executive officers with compensation opportunities which are based upon their personal performance, the financial performance of the Company and their contribution to that performance. The compensation committee also strives to provide compensation opportunities that are competitive with our industry to attract and retain highly skilled individuals. Three elements comprise each executive officer's compensation package:

     - base salary that is competitive within our industry and reflects individual performance;

     - annual variable performance awards payable in cash and tied to our company's achievement of annual financial performance goals; and

     - long-term stock-based incentive awards designed to strengthen the mutuality of interests between our executive officers and our stockholders.

As an officer's level of responsibility increases, a greater proportion of his or her total compensation will depend upon our financial performance and stock price appreciation rather than base salary.

  FACTORS

     The principal factors that were taken into account in establishing each executive officer's compensation package for the fiscal year ended December 31, 2000 are described below. However, the compensation committee may in its discretion apply entirely different factors, such as different measures of financial performance, for future fiscal years.

  BASE SALARY

     In setting base salaries, the compensation committee periodically reviews published compensation survey data for the industry. The base salary for each of our executive officers is guided by the salary levels for comparable positions in the industry, as well as the individual's personal performance and internal alignment considerations. The relative weight given to each factor varies with each individual in our sole discretion. Each executive officer's base salary is adjusted each year on the basis of:

     - our evaluation of the executive officer's personal performance for the year, and

     - the competitive marketplace for persons in comparable positions.

The performance and profitability of the Company may also be a factor in determining the base salaries for our executive officers.

  ANNUAL INCENTIVES

     The annual incentive bonus for our executive officers is discretionary in nature and is determined by the compensation committee. No annual incentive bonuses were paid for the fiscal year ended December 31, 2000.

  LONG TERM INCENTIVES

     Generally, stock option grants are made annually by the compensation committee to each executive officer. Each grant is designed to align the interests of our executive officers with those of our stockholders and provide each officer with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. Each grant allows the officer to acquire shares of the common stock at the fair market value per share on the grant date over a specified period of time not to exceed ten years. Shares subject to the option grant become exercisable in a series of installments over a three-year period, contingent upon the executive officer's continued employment with the Company. Accordingly, the option grant will provide a positive return to our executive officer only if he or she remains employed by the Company during the vesting period, and then only if the market price of the shares appreciates over the option term.

     The size of the option grant to each executive officer, including the Chief Executive Officer, is set by the compensation committee at a level that is intended to create a meaningful opportunity for stock ownership based upon the individual's current position with the Company, the individual's personal performance in recent periods and his or her potential for future responsibility and promotion over the option term. We also take into account the number of unvested options held by the executive officer in order to maintain an appropriate level of equity incentive for that individual. The relevant weight given to each of these factors varies from individual to individual. We have established certain guidelines with respect to the option grants made to our executive officers, but have the flexibility to make adjustments to those guidelines in our discretion.

  CEO COMPENSATION

     With respect to Mr. Nelson's base salary in fiscal 2000 and Mr. Kingdon's base salary in fiscal year 2001, it was our intent to provide each with a level of stability and certainty each year and not have this particular component of compensation affected to any significant degree by the performance factors of the Company.

  COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M)

     Section 162(m) of the Internal Revenue Code, as amended, disallows a tax deduction to publicly-held companies for compensation paid to certain of their executive officers, to the extent that such compensation exceeds $1.0 million per covered officer in any fiscal year. The limitation applies only to compensation which is not considered to be performance-based. Non-performance based compensation paid to our executive officers for the fiscal year ended December 31, 2000 did not exceed the $1.0 million limit per officer, and we do not anticipate that the non-performance based compensation to be paid to our executive officers for the fiscal year ending December 31, 2001 will exceed that limit. Our 1997 Stock Option Plan, 1999 Long-Term Stock Incentive Plan and 2000 Employee Stock Purchase Plan have been structured so that any compensation deemed paid in connection with the exercise of option grants made under that plan with an exercise price equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation which will not be subject to the $1.0 million limitation. Because it is unlikely that the cash compensation payable to any of our executive officers in the foreseeable future will approach the $1.0 million limit, we have decided at this time not to take any action to limit or restructure the elements of cash compensation payable to our executive officers. We will reconsider this decision should the individual cash compensation of any executive officer approach the $1.0 million limit.

     It is the opinion of the compensation committee that the executive compensation policies and plans provide the necessary total remuneration program to properly align the performance of our executive officers with the interests of our stockholders through the use of competitive and equitable executive compensation in a balanced and reasonable manner, for both the short and long-term.

     Submitted by the compensation committee of the Board for the fiscal year ended December 31, 2000:

                                          Gary F. Hromadko

REPORT OF THE AUDIT COMMITTEE

     The audit committee report is not "soliciting material," is not deemed "filed" with the Securities and Exchange Commission and is not incorporated by reference in any of our company's filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after this filing and irrespective of any general language to the contrary.

     The audit committee of the Board is responsible for monitoring the integrity of our consolidated financial statements, its system of internal controls and the independence and performance of its independent auditors. We also recommend to the Board, subject to stockholder ratification, the selection of our independent auditors. The committee is composed of three non-employee directors and operates under a written charter adopted and approved by the Board. Each committee member is independent as defined by NASD listing standards. A copy of the audit committee charter is attached to this proxy statement as Annex A.

     Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the U.S. Our independent auditors are responsible for auditing those financial statements. Our responsibility is to monitor and review these processes. However, we are not professionally engaged in the practice of accounting or auditing and are not experts in the fields of accounting or auditing, including with respect to auditor independence. We rely, without independent verification, on the information provided to us and on the representations made by management and the independent auditors.

     In this context, we held 5 meetings during fiscal 2000. The meetings were designed, among other things, to facilitate and encourage communication among the committee, management and our independent auditors, PricewaterhouseCoopers LLP. We discussed with our independent auditors the overall scope and plans for its audits. We met with the independent auditors, with and without management present, to discuss the results of their examinations and their evaluations of our internal controls.

     We have reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2000 with management and PricewaterhouseCoopers.

     We also discussed with the independent auditors matters required to be discussed with audit committees under auditing standards generally accepted in the U.S., including, among other things, matters related to the conduct of the audit of our consolidated financial statements and the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees).

     Our independent auditors also provided to us the written disclosures and the letter required by Independence Standards Board Standards No. 1 (Independence Discussions with Audit Committees), and we discussed with the independent auditors their independence from the Company. When considering PricewaterhouseCooper's independence, we considered whether their provision of services to the Company beyond those rendered in connection with their audit and review of our consolidated financial statements was compatible with maintaining their independence. We also reviewed, among other things, the amount of fees paid to PricewaterhouseCoopers for audit and non-audit services.

     Based on our review and these meetings, discussions and reports, and subject to the limitations on our role and responsibilities referred to above and in the audit committee charter, we recommended to the Board that our audited consolidated financial statements for the fiscal year ended December 31, 2000 be included in our annual report on Form 10-K. We also have recommended the selection of our independent auditors, and, based on our recommendation, the board has selected PricewaterhouseCoopers as our independent auditors for the fiscal year ended December 31, 2001, subject to stockholder ratification.

  - AUDIT FEES

     The aggregate fees billed by PricewaterhouseCoopers LLP for professional services rendered for the audit of our annual financial statements for the year ended December 31, 2000 and for the reviews of the financial statements included in our quarterly reports on Form 10-Q for that fiscal year were $276,215.

  - FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

     The aggregate fees paid to PricewaterhouseCoopers for professional services rendered for information technology services relating to financial information systems design and implementation for the fiscal year ended December 31, 2000 were approximately $284,195

  - ALL OTHER FEES

     The aggregate fees billed by PricewaterhouseCoopers for services rendered to the Company, other than services described above under "Audit Fees" and "Financial Information Systems Design and Implementation Fees," for the fiscal year ended December 31, 2000 were approximately $603,605. This includes approximately $391,000 in fees billed in 1999 and 2000 relating to our initial public offering.

     Submitted by the audit committee of the Board for the fiscal year ended December 31, 2000:

                                          James Barnett
                                          Gary F. Hromadko
                                          Howard L. Morgan

STOCK PERFORMANCE GRAPH

     The stock performance graph below is not "soliciting material," is not deemed "filed" with the Securities and Exchange Commission and is not incorporated by reference in any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after this filing and irrespective of any general language to the contrary.

     The graph below compares the cumulative total stockholder return on our common stock with the cumulative total return on The Russell 2000 Index and a peer group of our competitors. Our peer group consisted of Agency.com Ltd., Avenue A, Inc., iXL Enterprises, Inc., Lante Corporation, MarchFirst, Inc., Proxicom, Inc., Razorfish, Inc., Scient Corporation and Viant Corporation. The period shown begins on February 10, 2000, the date that our common stock was first traded in a public market. The graph assumes an investment of $100 on February 10, 2000. The graph lines merely connect the prices on the dates indicated and do not reflect fluctuations between those dates. The comparisons in the graph below are based upon historical data and are not indicative of, nor intended to forecast, future performance of our common stock.

                COMPARISON OF 10 MONTH CUMULATIVE TOTAL RETURN*
                  AMONG ORGANIC, INC., THE RUSSELL 2000 INDEX
                                AND A PEER GROUP



                              [PERFORMANCE GRAPH]

                                                      ORGANIC, INC.               RUSSELL 2000                 PEER GROUP
                                                      -------------               ------------                 ----------
2/10/00                                                  100.00                      100.00                      100.00
2/00                                                     170.63                      106.60                       80.97
3/00                                                     108.13                       99.57                       65.60
4/00                                                      75.00                       93.58                       45.36
5/00                                                      50.63                       88.13                       38.61
6/00                                                      48.75                       95.81                       38.98
7/00                                                      49.69                       92.73                       41.44
8/00                                                      35.94                       99.80                       27.97
9/00                                                      22.50                       96.87                       20.19
10/00                                                     16.25                       92.54                       12.25
11/00                                                     10.32                       83.04                        5.18
12/00                                                      4.07                       90.18                        3.76

* $100 invested on 2/10/00 in stock or index, including reinvestment of dividends.

               PROPOSAL TWO: RATIFICATION OF INDEPENDENT AUDITORS

     Our Board has appointed the firm of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending December 31, 2001, and is asking our stockholders to ratify this appointment.

     In the event our stockholders fail to ratify the appointment of PricewaterhouseCoopers LLP, our Board will reconsider its selection. Even if the selection is ratified, our Board in its discretion may direct the appointment of a different independent auditing firm at any time during the fiscal year if our Board believes that such a change would be in our best interests and the best interests of our stockholders.

VOTE REQUIRED

     The affirmative vote of the holders of a majority of our voting stock, represented by proxy or voting in person at the annual meeting, is required to ratify the selection of PricewaterhouseCoopers LLP.

PRESENCE AT THE MEETING

     A representative of PricewaterhouseCoopers LLP is expected to be present at the annual meeting, will have the opportunity to make a statement if he or she so desires, and will be available to respond to appropriate questions from the stockholders.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     OUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE SELECTION OF PRICEWATERHOUSECOOPERS LLP TO SERVE AS OUR INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2001 AND UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS RATIFY THE SELECTION.

                        FINANCIAL AND OTHER INFORMATION

     We filed an annual report on Form 10-K for the fiscal year ended December 31, 2000 with the Securities and Exchange Commission on March 6, 2001 and an Amendment No. 1 to Form 10-K on March 7, 2001, and a quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2001 with the Securities and Exchange Commission on November 13, 2001. Stockholders may obtain copies of the annual report on Form 10-K and the quarterly report on Form 10-Q, without charge, by writing to our Secretary at our principal executive offices located at 601 Townsend Street, San Francisco, California 94103.

     All other materials filed by us with the Securities and Exchange Commission can be obtained at the Commission's Public Reference Room at 450 Fifth Street, N.W. Washington, D.C. 20549 or through the SEC's website at www.sec.gov. You may obtain information on the operation of the Public Reference Room by calling 1-800-SEC-0330.

                                 OTHER MATTERS

     We know of no other matters that will be presented for consideration at the annual meeting. If any other matters properly come before the annual meeting, it is the intention of the proxyholders to vote the shares they represent as our Board may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed proxy card. It is important that you return your proxy card promptly and that your shares be represented. You are urged to mark, date, sign and return the enclosed proxy card in the accompanying reply envelope.

                                          THE BOARD OF DIRECTORS OF ORGANIC,
                                          INC.

Dated: November 15, 2001

                                                                         ANNEX A

                                 ORGANIC, INC.

                         CHARTER OF THE AUDIT COMMITTEE

PURPOSE:

     The Audit Committee will make such examinations as are necessary to monitor Organic, Inc. and its subsidiaries' (the "Company") systems of internal control, corporate financial reporting and its internal and external audits, to provide to the Board of Directors the results of its examinations and recommendations derived therefrom, to outline to the Board of Directors improvements made, or to be made, in internal accounting controls, to nominate independent auditors, and to provide to the Board of Directors such additional information and materials as it may deem necessary to make the Board of Directors aware of significant financial matters that require the Board of Directors' attention.

     In addition, the Audit Committee will undertake those specific duties and responsibilities listed below and such other duties as the Board of Directors from time to time prescribe.

MEMBERSHIP:

     The Audit Committee members will be appointed by, and will serve at the discretion of, the Board of Directors and will consist of at least three (3) members of the Board of Directors:

     1. Each of whom will be able to read and understand fundamental financial statements, in accordance with the NASDAQ National Market Audit Committee requirements;

     2. At least one of whom will have past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background, including a current or past position as a chief executive or financial officer or other senior officer with financial oversight responsibilities; and

     3. Each of whom will (i) be an independent director; or (ii) if the Board of Directors determines it to be in the best interests of the Company and its stockholders to have one (1) non-independent director, and the Board of Directors discloses the reasons for the determination in the Company's next annual proxy statement, then the Company may appoint one
        (1) non-independent director to the Audit Committee if the director is not a current employee or officer, or an immediate family member of a current employee or officer.

RESPONSIBILITIES:

     The responsibilities of the Audit Committee shall include:

      1. Reviewing on a continuing basis the adequacy of the Company's system of internal controls;

      2. Reviewing on a continuing basis the activities, organizational structure and qualifications of the Company's internal audit function;

      3. Reviewing the independent auditors' proposed audit scope, approach, and independence;

      4. Conducting a post-audit review of the financial statements and audit findings, including any significant suggestions for improvements provided to management by the independent auditors;

      5. Reviewing the performance of the independent auditors, who shall be accountable to the Board and the Audit Committee;

      6. Recommending the appointment of independent auditors to the Board of Directors;

      7. Reviewing fee arrangements with the independent auditors;

      8. Reviewing before release the audited financial statements and Management's Discussion and Analysis in the Company's annual report on Form 10-K;

      9. Reviewing before release the unaudited quarterly operating results in the Company's quarterly earnings release;

     10. Overseeing compliance with the requirements of the Securities and Exchange Commission for disclosure of independent auditor's services and audit committee members and activities;

     11. Reviewing management's monitoring of compliance with the Company's Standards of Business Conduct and with the Foreign Corrupt Practices Act;

     12. Reviewing, in conjunction with counsel, any legal matters that could have a significant impact on the Company's financial statements;

     13. Providing oversight and review of the Company's asset management policies, including an annual review of the Company's investment policies and performance for cash and short-term investments;

     14. If necessary, instituting special investigations and, if appropriate, hiring special counsel or experts to assist;

     15. Reviewing related party transactions for potential conflicts of interest;

     16. Providing a report in the Company's proxy statement in accordance with the requirements of Item 306 of Regulations S-K and S-B and Item 7(e)(3) of Schedule 14A; and

     17. Performing other oversight functions as requested by the full Board of Directors.

     In addition to the above responsibilities, the Audit Committee will undertake such other duties as the Board of Directors delegates to it, and will report, at least annually, to the Board regarding the Committee's examinations and recommendations.

MEETINGS:

     The Audit Committee will meet at least two times each year. The Audit Committee may establish its own schedule which it will provide to the Board of Directors in advance.

     The Audit Committee will meet separately with the Chief Executive Officer and separately with the Chief Financial Officer of the Company at least annually to review the financial affairs of the Company. The Audit Committee will meet with the independent auditors of the Company, at such times as it deems appropriate, to review the independent auditor's examination and management report.

MINUTES:

     The Audit Committee will maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board of Directors.

                                 [ORGANIC LOGO]

                                  ORGANIC, INC.
                                      PROXY

                Annual Meeting of Stockholders, December 14, 2001

  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ORGANIC, INC.

        The undersigned revokes all previous proxies, acknowledges receipt of the notice of the annual meeting of stockholders to be held on December 14, 2001, the proxy statement and all other proxy materials and appoints Jonathan Nelson and Mark Kingdon, and each of them, the proxy of the undersigned, with full power of substitution, to vote all shares of common stock of the Company which the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the annual meeting of the stockholders of the Company to be held on December 14, 2001, at 10:00 a.m. (local time) at our principal executive offices located at 601 Townsend Street, San Francisco, California 94103, and at any adjournments or postponements thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this proxy shall be voted in the manner set forth on the reverse side.

        Our Board recommends a vote "FOR" each of the proposals. This proxy, when properly executed, will be voted as specified below. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED IN FAVOR OF THE PROPOSALS LISTED BELOW.

1. Election of two Class I directors to serve for a three-year term ending in the year 2004 or until their successors are duly elected and qualified;

       Nominees: (01) Jonathan Nelson and (02) Mark Kingdon


            ____  FOR                          ____  WITHHELD

            ____  _________________________________

                   For all nominees except as noted above.


2. To ratify the selection of PricewaterhouseCoopers LLP as independent auditors for fiscal year 2001:


         _____    FOR              _____     AGAINST            _____    ABSTAIN


3. To transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof:


         _____    FOR              _____     AGAINST            _____    ABSTAIN

                                    Signature

        Sign exactly as your name(s) appear on your stock certificate(s). If the shares are held jointly, each holder should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.


----------------------------                   --------------------------------
Signature                                      Signature

----------------------------                   --------------------------------
Title (if applicable)                          Title (if applicable)

----------------------------                   --------------------------------
Print Name                                     Print Name

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Date                                           Date